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                                                                    Exhibit 1(c)

                         LANDMARK TAX FREE INCOME FUNDS
                               ESTABLISHMENT AND
                            DESIGNATION OF SERIES OF
                SHARES OF BENEFICIAL INTEREST (WITHOUT PAR VALUE)

     Pursuant to Section 6.9 of the Declaration of Trust, as amended the "Declaration of Trust"), of Landmark Tax Free Income Funds (the "Trust"), the Trustees of the Trust hereby establish and designate the following series of Shares (as defined in the Declaration of Trust) (each, a "Fund") to have the following special and relative rights:

     1. Each Fund shall be designated as follows:

     Landmark New York Tax Free Income Fund and
     Landmark National Tax Free Income Fund.

     2. Each Fund shall be authorized to hold cash, invest in securities, instruments and other property and use investment techniques as from time to time described in the Trust's then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of such Fund. Each share of each Fund shall be redeemable, shall be entitled to one vote (or a fraction thereof in respect of a fractional share) on matters on which Shares of each Fund shall be entitled to vote, shall represent a pro rata beneficial interest in the assets allocated or belonging to each Fund, and shall be entitled to receive its pro rata share of the net assets of each Fund upon liquidation of each Fund, all as provided in Section 6.9 of the Declaration of Trust. The proceeds of sales of Shares of each Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to each Fund, unless otherwise required by law.

     3. Shareholders of each Fund shall vote separately as a class on any matter to the extent required by, and any matter shall have been deemed effectively acted upon with respect to such Fund as provided in, Rule 18f-2, as from time to time in effect, under the Investment Company Act of 1940, as amended, or any successor rule, and the Declaration of Trust.

     4. The assets and liabilities of the Trust shall be allocated among the Funds as set forth in Section 6.9 of the Declaration of Trust, except that all existing assets and liabilities of the Trust as of the date of this Designation of Series shall be deemed to be assets and liabilities of Landmark New York Tax Free Income Fund and all shares of the Trust outstanding as of the date of this Designation of Series shall be deemed to be outstanding Shares of Landmark New York Tax Free Income Fund.

     5. Subject to the provisions of Section 6.9 and Article IX of the Declaration of Trust, the Trustees (including any successor Trustees) shall have the right at any time and from time to time to change the designation of any
Fund now or hereafter created, or to otherwise change the special and relative rights of any Fund.
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     IN WITNESS WHEREOF, the undersigned have executed this instrument as of the
21st day of October, 1993.


H.B Alvord                                  Diana R. Harrington
H.B Alvord                                  Diana R. Harrington

Elliott J. Berv                             Susan B. Kerley
Elliott J. Berv                             Susan B. Kerley

Philip W. Coolidge                          C. Oscar Morong, Jr.
Philip W. Coolidge                          C. Oscar Morong, Jr.

Mark T. Finn                                Walter E. Robb
Mark T. Finn                                Walter E. Robb

Riley C. Gilley                             E. Kirby Warren
Riley C. Gilley                             E. Kirby Warren

                             William S. Woods, Jr.
                             William S. Woods, Jr.